Exhibit 23.2

Consent of Independent Auditor

We consent to the use in this Registration Statement on Form S-4/A of Park National Corporation of our report dated March 27, 2018, relating to the consolidated financial statements of CAB Financial Corporation as of December 31, 2017 and 2016 and for the years then ended.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ Elliott Davis, LLC

Greenville, South Carolina
November 15, 2018